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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE
TUESDAY, JUNE 4, 1996


 STYLES ON VIDEO ANNOUNCES SETTLEMENT OF LITIGATION AND CLOSING OF ADDITIONAL
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                                   FINANCING
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     NEWBURY PARK, California -- Styles on Video, Inc. ("SOV") (AMEX:SOV; OTC
Bulletin Board:SOVD) and its wholly-owned subsidiary, Forever Yours, Inc. ("FYI"), announced today that they have settled a lawsuit SOV had initiated against its former outside accounting firm and certain individual defendants (Styles on Video, Inc. v. Kellogg & Andelson, et al., Superior Court of the
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State of California, County of Los Angeles case no. BC 14268) and another lawsuit (Leaper v. Styles on Video, Inc. et al., case no. BC 121801).
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Concurrently with the settlement, SOV and FYI closed the previously announced transaction for additional financing with International Digital Investors, L.P. ("IDI").

     Pursuant to the settlement, Kellogg & Andelson has agreed to pay $1,700,000. The funds will be released upon final approval of a settlement of certain class and derivative suits against SOV entitled Donald & Co. Securities,
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Inc., et al. v. Styles on Video, Inc. et al.; Dennis Ratner, et al. v.
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Styles on Video, Inc. et al.; Jack Kassindorf, et al. v. Styles on Video,
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Inc. et al.; and, Neil Cohen, et al. v. Guy De Vreese, et al. (lead case no.
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CV-94-8342, United States District Court, Central District of California) (the
"Class Action"). The hearing for the final approval of the Class Action settlement is scheduled for July 1, 1996.

     Pursuant to the agreement with IDI, a portion of the funds to be paid by Kellogg & Andelson will repay prior loans from IDI and pay certain legal expenses, and the balance will be used for operating expenses of SOV and FYI. IDI will loan up to $1,200,000 through September 1996 to SOV and FYI in exchange for notes and warrants contingent upon SOV and FYI reaching certain specified performance goals, and IDI has agreed to purchase preferred stock for an additional consideration of $50,000. Assuming exercise of all warrants and conversion of all preferred stock owned by IDI, including warrants and preferred stock issued in a financing in November 1995, IDI would own approximately 75% of the Common Stock of SOV, on a fully diluted basis. The exercise and conversion price of the warrants and preferred stock, and the warrants to be issued in the Class Action

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settlement, were lowered to $0.075 from $0.25.

     The IDI agreement provides that through June 22, 1996, SOV and FYI may solicit alternate financing arrangements, subject to certain payments to IDI and IDI retaining a portion of its warrants.

     Full implementation of the IDI transaction is subject to SOV shareholder approval to increase the authorized share capital of SOV.


CONTACT:   JULIE BARKER, INVESTOR RELATIONS
           (805) 375-0996

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